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                                                                    EXHIBIT 11.1

                                 ErgoBilt, Inc.
                         Earnings per Share Calculation
                            Nine Months Ended 9/30/97


                                                                1997            1996
                                                              39 Weeks         39 Weeks
                                                             ----------       ----------

Weighted average shares and equivalent
shares outstanding

                         Common stock outstanding             5,619,736        2,770,285
                         Common stock equivalents                 5,592               --

                                                             ----------       ----------
                         Shares outstanding                   5,625,328        2,770,285
                                                             ==========       ==========

                         Net Profit (Loss)                   $2,477,407      $  (273,764)

                         Net Profit (Loss) Per Share         $     0.44      $     (0.10)